Exhibit 99.5

Black Ridge Acquisition Corp. Announces Closing of its Business Combination with Allied Esports and WPT

New Company Allied Esports Entertainment Set to Trade on NASDAQ as “AESE”

MINNEAPOLIS, Minn. and IRVINE, Calif. (August 9, 2019) – Black Ridge Acquisition Corp. (NASDAQ: BRAC) (“Black Ridge” or the “Company”), today announced that it has closed its business combination with Allied Esports International, Inc. (“Allied Esports”) and WPT Enterprises, Inc. (“WPT”), pursuant to which both Allied Esports and WPT become wholly-owned subsidiaries of BRAC. The transaction was approved at a special meeting of Black Ridge’s shareholders on August 9, 2019.

As part of the transaction, Black Ridge changed its name to Allied Esports Entertainment, Inc. (“AESE”); the name change took effect following the closing. The Company’s units and rights shall cease trading as of the close of business on August 9, 2019, and the Company expects that its shares of common stock and warrants will trade on the NASDAQ Capital Market under the ticker symbol “AESE” and “AESEW,” respectively, starting on or about August 12, 2019.

AESE is a global leader in esports entertainment committed to providing live experiences, content and interactive services to the global video gaming and poker communities. AESE will utilize Allied Esports’ global network of properties and content creation facilities, including its flagship location, HyperX Esports Arena Las Vegas, one of the most recognized venues in esports, and the World Poker Tour’s nearly two decades of international expertise in live events, content distribution and customer engagement, to provide esports audiences around the world with offerings unparalleled in the industry today.

“Today marks the beginning of a new category in gaming – esports entertainment – that brings together the best of this burgeoning industry, including fans, streamers, professionals, entertainers and brands, to create experiences and content around the world across all communities,” said Frank Ng, incoming CEO of Allied Esports Entertainment. “This growing ecosystem, anchored by our three-pillar strategy, will allow us to serve the industry as a whole as we move forward into an exciting and promising future.”

As previously announced, Simon, a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, and TV Azteca, the top sports television network in Mexico, have made equity investments into AESE and are launching strategic alliances with the new company.

Simon and Allied Esports will collaborate to create a new product offering focused on delivering esports experiences through integrated gaming venues and production facilities in select Simon destinations around the country. The in-mall venues will be designed for tournament play and daily use with the capability to be expanded into common areas for larger esports activations and live events.

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TV Azteca and Allied Esports will continue to work together to expand the esports landscape in Mexico through a number of initiatives, including: creating a 24-hour digital esports channel dedicated to esports and video gaming for the Mexican market; developing a network of esports talent across Mexico and Latin America; building a flagship esports venue and additional esports and content facilities in the Mexican market; and developing a localized online esports tournament platform for the market.

The strategic alliance between TV Azteca and AESE has already proven to be successful. Weekly WPT programming, which debuted on Azteca 7 in July, has delivered historic viewership numbers, including 3 million viewers for a single telecast.

Allied Esports and TV Azteca’s co-produced esports series NATION VS NATION, which featured 40 competitors in a USA vs. Mexico format playing PLAYERUNKNOWN’S BATTLEGROUNDS, reached over 2 million viewers in the Mexican market during its broadcast in May.

Ken DeCubellis, Black Ridge’s former Chairman and CEO, who will be CFO of the combined company, added, “We are thrilled with the closing of the transaction and look forward to seeing Allied Esports Entertainment execute on the tremendous opportunities in the esports market. We are excited for AESE’s future as a public company and will be committed to creating value for all stakeholders involved.”

Graubard Miller acted as legal advisor to Black Ridge and Maslon LLP acted as legal advisor to Allied Esports and WPT. AESE is headquartered in Irvine, California.

About Allied Esports Entertainment

Allied Esports Entertainment (NASDAQ: AESE) is a global esports entertainment venture dedicated to providing transformative live experiences, multiplatform content and interactive services to audiences worldwide through its strategic fusion of two powerful entertainment brands: Allied Esports and the World Poker Tour (WPT). Allied Esports Entertainment was created in August 2019 when Black Ridge Acquisition Corp. completed its business combination with Allied Esports and WPT Enterprises.

Allied Esports (alliedesports.gg) is an award-winning, innovative esports company comprised of a global network of dedicated esports properties and content production facilities. Its mission is to connect players, streamers and fans around the world through integrated arenas, including its flagship venue, HyperX Esports Arena Las Vegas, its fleet of mobile esports trucks, the HyperX Esports Trucks, and affiliate members of the Allied Esports Property Network, which serve as both competition battlegrounds and everyday content generation hubs.

World Poker Tour (worldpokertour.com) is the premier name in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online, and mobile. WPT ignited the global poker boom in 2002 with the creation of its iconic television show, now in its 18th season, based on a series of high-stakes poker tournaments. ClubWPT.com is a unique online membership platform that offers inside access to the WPT.

For more information about Allied Esports Entertainment and its subsidiaries, please visit alliedesportsentertainment.com.

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Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to recognize the anticipated benefits of the business combination; the ability to meet Nasdaq’s continued listing standards; costs related to the business combination; AESE’s ability to execute on its business plan; the ability to retain key personnel; potential litigation; and general economic and market conditions impacting demand for AESE’s services. AESE does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact:

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249

Media Contact:

Brian Fisher

Allied Esports Entertainment

brian@esportsallied.com

714-975-8368

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